Filed Pursuant to Rule 433 under the Securities Act
Registration Statement No. 333-275151
Issuer Free Writing Prospectus dated September 9, 2024
CUSIP #: 63743HFU1
ISIN#: US63743HFU14

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series D
With Maturities of Nine Months or More from Date of Issue

Floating Rate Notes

Issuer:	National Rural Utilities Cooperative Finance Corporation

Expected Ratings*:	A2 / A- / A (Moody’s / S&P / Fitch)

Principal Amount:	$300,000,000

Security Type:	Senior Unsecured

Interest Rate Basis:	Floating rate based on Compounded SOFR, calculated and reset quarterly

Spread:	+82 basis points

Issue Price:	100% of Principal Amount

Trade Date:	September 9, 2024

Original Issue Date:	September 16, 2024 (T+5)

Maturity Date:	September 16, 2027

Interest Payment Dates:	Each March 16, June 16, September 16 and December 16, commencing December 16, 2024

Interest Payment Date Convention:	Modified Following Business Day, Adjusted

Day Count:	Actual/360

Payment at Maturity:	The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Optional Redemption:	None

Basis:	As Principal

Payment at Maturity:	The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any.

Basis:	As Principal

Agents:	Mizuho Securities USA LLC
MUFG Securities Americas Inc.
Truist Securities, Inc.
KeyBanc Capital Markets Inc.
RBC Capital Markets, LLC
Regions Securities LLC

Form of Note:	Book-Entry
(Book-Entry or Certificated)

Denominations:	$2,000 x $1,000

Other Terms:	None

___________________________

* Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Concurrently with this offering, we are also offering $700,000,000 aggregate principal amount of Medium-Term Notes, Series D (the “other securities”), pursuant to separate pricing supplements. Although we expect that the sales of the notes offered hereby and the other securities will take place concurrently, the sales are not conditioned upon each other, and we may consummate the sale of one or more issues and not the other(s), or consummate the sales at different times.

It is expected that delivery of the notes will be made against payment therefor on or about September 16, 2024 which is the fifth trading day following the date hereof (such settlement cycle being referred to as T+5). Purchasers of notes should note that the ability to settle secondary market trades of the notes effected prior to the first business day before the settlement date may be affected by the T+5 settlement. Accordingly, purchasers who wish to trade the notes prior to the first business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own legal advisors.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Mizuho Securities USA LLC by calling toll-free at 1-800-685-4786, MUFG Securities Americas Inc. by calling toll-free at 1-877-649-6848 and Truist Securities, Inc. by calling toll-free at 1-877-558-2607.
2